UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.     1   )*
                                          --------

                               Cyberonics, Inc.
      -----------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
      -----------------------------------------------------------------
                        (Title of Class of Securities)

                                  23251P102
                         ----------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 3 pages
CUSIP NO. 23251P102                                            Page 2 of 3 pages
          ---------
                                     13G
________________________________________________________________________________
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Howmedica Inc.
         13-2646870
________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a)_____
         (b)_____
________________________________________________________________________________
3   SEC USE ONLY

________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
________________________________________________________________________________
               5    SOLE VOTING POWER
  NUMBER OF             0
   SHARES      _________________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY              0
    EACH
  REPORTING    _________________________________________________________________
   PERSON      7    SOLE DISPOSITIVE POWER
    WITH                0
               _________________________________________________________________
               8    SHARED DISPOSITIVE POWER
                        0
_______________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES (SEE INSTRUCTIONS)
________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0
________________________________________________________________________________
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
           CO
________________________________________________________________________________

                                                          Page 3 of 3 pages
ITEM 1.  ISSUER
         (a) Cyberonics, Inc.
         (b) 17488 Highway 3, Suite 100
             Webster, Texas 77598-4135

ITEM 2.  PERSON FILING
         (a) Howmedica Inc.
         (b) 235 East 42nd Street
             New York, NY 10017
         (c) Delaware
         (d) Common Stock, $.01 par value
         (e) 23251P102

ITEM 3.  THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).

ITEM 4.  NOT APPLICABLE

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES,
         CHECK THE FOLLOWING  X.
                             ---

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. NOT APPLICABLE

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                        Date: October 23, 1997

                              HOWMEDICA INC.


                              By  /s/ Robert C. Ross
                                ----------------------------
                                 Name: Robert C. Ross
                                 Title: Assistant Secretary